EXHIBIT 5.1

May 2, 2025

Consumers Energy Company

One Energy Plaza

Jackson, MI 49201

RE:	Consumers Energy Company
$500,000,000 4.50% First Mortgage Bonds Due 2031 (the “2031 Bonds”)
$625,000,000 5.05% First Mortgage Bonds Due 2035 (the “2035 Bonds”)

Ladies and Gentlemen:

I am the Vice President, Corporate Secretary and Chief Compliance Officer of Consumers Energy Company, a Michigan corporation (the “Company”). I address this opinion to you with respect to the issuance and sale of $500,000,000 principal amount of the Company’s 2031 Bonds, and $625,000,000 principal amount of the Company’s 2035 Bonds (collectively, the “Bonds”) issued under the Indenture dated as of September 1, 1945 between the Company and The Bank of New York Mellon, as Trustee, as amended and supplemented by certain supplemental indentures thereto including the 153rd Supplemental Indenture dated as of May 2, 2025 relating to the Bonds. The Company issued and sold the Bonds pursuant to an effective shelf Registration Statement on Form S-3 (No. 333-270060-01) (the “Registration Statement”), a Preliminary Prospectus Supplement dated April 28, 2025 to a Prospectus dated February 27, 2023, an Issuer Free Writing Prospectus dated April 28, 2025 that included the final terms of the transaction and a Final Prospectus Supplement dated April 28, 2025 to a Prospectus dated February 27, 2023.

In rendering the opinions expressed below, I, or attorneys acting under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of governmental officials and corporate officers and such other papers and evidence, as I have deemed relevant and necessary as a basis for such opinions. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, and the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for examination. I have further assumed without investigation that each document submitted to me for review and relied upon for this opinion is accurate and complete as of the date given to the date hereof.

On the basis of such review, I am of the opinion that the Bonds have been legally issued by the Company and constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and other laws of general applicability affecting creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on May 2, 2025 which is incorporated by reference in the Registration Statement.

Truly yours,

/s/ Melissa M. Gleespen

Melissa M. Gleespen, Esq.